FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:     SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Brown, Rhonda J.                                 Steven Madden, Ltd. (SHOO)                  (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
    52-16 Barnett Avenue                    of Reporting       June, 1998                        (give title   (specify title
---------------------------------------     Person                                                below)        below)
        (Street)                            (Voluntary)                                           CHIEF OPERATING OFFICER
                                                                                                  ----------------------------
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   Long Island City, NY    11104                            5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)       (State)     (Zip)                              (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)
                                  -------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
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Common Stock, $.0001 par
value                    6/03/98       S              12,000       D       $10.00 per 132,000                    D
                                                       shares               share     shares
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Common Stock, $.0001 par
value                    6/04/98       S              10,000       D       $10.00 per 132,000                    D
                                                       shares               share     shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (7/96)

                                                                                                                         Page 1 of 3

FORM 4 (continued)
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code         (A)      (D)
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  OPTIONS           $5.50          06/04/98            C                   12,000
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  OPTIONS           $5.50          06/05/98            C                   10,000
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FORM 4 (continued)
          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)
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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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07/15/97  07/15/01 Common Stock  12,000                       154,000           D
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07/15/97  07/15/01 Common Stock  10,000                       154,000           D
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         Explanation of Responses:                                                          SEC 1474 (7/96)

                                                                                                Page 2 of 3

**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C.    /s/ RHONDA J. BROWN                  July 9, 1998
       78ff(a).                                                          ----------------------------         ------------
                                                                             Rhonda J. Brown                      Date

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
       SEE Instruction 6 for procedure.
                                                                                                Page 3 of 3